[Kirkpatrick & Lockhart LLP Letterhead]




                                December 12, 2002



Hillview Investment Trust II
700 The Times Building
Suburban Square
Ardmore, PA 19003

Ladies and Gentlemen:

We have acted as counsel to Hillview Investment Trust II, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 5 to the Trust's Registration Statement on Form N-1A (File Nos. 811-09901) (the "Post-Effective Amendment") registering under the Securities Act of 1933, as amended (the "1933 Act"), an indefinite number of shares of beneficial interest ("Shares") of Hillview/REMS Leveraged REIT Fund, a series of the Trust that may be issued during the time that the Post- Effective Amendment is effective and has not been superseded by another post-effective amendment.

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering our opinion, we have examined the Post-Effective Amendment, the Trust's Agreement and Declaration of Trust dated as of April 14, 2000 (the "Trust Instrument") and Bylaws dated as of April 14, 2000, and the corporate action of the Trust that provides for the issuance of Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and non-assessable. We note that the holders of Shares of the Trust may be obligated to make



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Kirkpatrick & Lockhart LLP

Hillview Investment Trust II
December 12, 2002
Page 2




payments in connection with the transfer of Shares in accordance with any rules established by the Trustees under the Bylaws.

         This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion may not be relied upon by any other person or for any other purpose without our express written consent.

         We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                              Very truly yours,


                                              /s/ Kirkpatrick & Lockhart LLP
                                              KIRKPATRICK & LOCKHART LLP